UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2016

ImmunoGen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-17999	04-2726691
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On June 13, 2016, ImmunoGen, Inc. (“ImmunoGen,” the “Company,” “we,” “us” and “our”) issued a press release entitled “ImmunoGen Announces Proposed $100 Million Offering of Convertible Senior Notes Due 2021,” announcing a proposed offering of $100 million aggregate principal amount of convertible senior notes due 2021 in a private placement. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

In connection with the proposed offering described above, the Company is providing the following updated disclosure.

Company Overview

ImmunoGen is a clinical-stage biotechnology company that develops targeted cancer therapeutics using our proprietary antibody-drug conjugate, or ADC, technology. An ADC with our technology comprises an antibody that binds to a target found on tumor cells conjugated to one of our potent anti-tumor agents as a “payload” to kill the cell once the ADC has bound to the target.

We have established a leadership position in ADCs, with one approved drug, Kadcyla® (ado-trastuzumab emtansine), marketed by our partner Roche, and 12 clinical candidates in development that integrate our technology, including four programs wholly-owned by ImmunoGen. As a core component of our strategy, we expect to build upon our position by executing on our proprietary portfolio and continuing to innovate in the ADC field by:

•                  improving the potency and diversifying the mechanisms of action of our payload agents to expand the range of tumor targets addressable by ADCs;

•                  enhancing our methods of conjugation to increase the efficiency and efficacy of payload delivery; and

•                  gaining access to novel methods of antibody engineering such as masking technology through our collaboration with CytomX.

We are preparing to initiate a registration clinical trial of our lead wholly-owned product candidate, mirvetuximab soravtansine, before the end of 2016. Mirvetuximab soravtansine is the first ADC targeting folate receptor α, or FRα, which is expressed at medium to high levels on tumor cells in the majority of cases of ovarian cancer. We recently presented data from a 46-patient Phase 1 cohort assessing the activity of mirvetuximab soravtansine in FRα-positive, platinum-resistant ovarian cancer at the annual meeting of the American Society of Clinical Oncology, or ASCO. For the full 46-patient cohort, mirvetuximab soravtansine demonstrated favorable single-agent activity, with a confirmed objective response rate, or ORR, of 26% and a median progression-free survival, or PFS, of 4.8 months (95% confidence interval, 3.9 to 5.7 months). The greatest activity was seen among the patients who had high or medium expression of FRα and had received up to 3 prior regimens, where mirvetuximab soravtansine demonstrated a confirmed ORR of 44% and a median PFS of 6.7 months (95% CI, 3.9-11.0). We have selected this patient population for our proposed registration clinical trial for mirvetuximab soravtansine. We expect to identify this patient population using a companion diagnostic currently under development by a partner.

This pivotal trial, which we call FORWARD I, will assess mirvetuximab soravtansine as single-agent therapy for the treatment of patients with platinum-resistant ovarian cancer with high or medium FRα expression who have received up to three prior treatment regimens. Additionally, we have initiated patient accrual in a trial, which we call FORWARD II, consisting of cohorts assessing mirvetuximab soravtansine in combination with, in separate doublets, Avastin® (bevacizumab), pegylated liposomal doxorubicin (PLD), and carboplatin to expand the patients eligible for our ADC to earlier lines of therapy. We have also entered into a collaboration with Merck & Co. (Merck) under which Merck will provide Keytruda® (pembrolizumab) to evaluate in combination with mirvatuximab sorvatansine beginning in the second half of 2016.

We have built a productive platform that continues to generate innovative and proprietary ADCs, including our CD33-targeting IMGN779 product candidate for acute myeloid leukemia, or AML, which utilizes one of our new DNA-alkylating IGN payload agents. We also are advancing a preclinical CD123-targeting ADC for this malignancy that uses an even more potent IGN with a new engineered linker and novel antibody.

Additionally, we have initiated a Phase 2 clinical trial of our CD37-targeting ADC, IMGN529, in combination with rituximab for the treatment of diffuse large B-cell lymphoma, or DLBCL, and are assessing the next stage of development of a CD19-targeting ADC, coltuximab ravtansine, for this malignancy.

Compound	Lead Indication	Target	Stage
Mirvetuximab soravtansine	Platinum-resistant ovarian cancer	Folate receptor α	Expected to enter Phase 3
IMGN529	Diffuse large B-cell lymphoma	CD37	Phase 2
Coltuximab ravtansine	Diffuse large B-cell lymphoma	CD19	Phase 2
IMGN779	Acute myeloid leukemia	CD33	Phase 1
IMGN632	Acute myeloid leukemia	CD123	Preclinical

In addition to fueling our organic growth, we selectively license limited rights to use of our ADC technology to other companies. These licenses can provide us with cash through upfront and milestone payments, research and manufacturing support payments, and royalties on commercial sales, if any. The most advanced partner program is Roche’s marketed product, Kadcyla®. Other programs disclosed by our partners are:

Partner	Product / Product candidate	Lead indication	Stage
Roche	Kadcyla®	HER2 Breast cancer	Approved
Bayer	Anetumab ravtansine	Mesothelioma	Phase 2 designed to support registration
Biotest	Indatuximab ravtansine	Multiple myeloma	Phase 2
Sanofi	Isatuximab*	Multiple myeloma	Phase 2
Sanofi	SAR566658	Solid tumors	Phase 1
Sanofi	SAR408701	Solid tumors	Phase 1
Sanofi	SAR428926	Solid tumors	Phase 1
Novartis	PCA062	Solid tumors	Phase 1
Lilly	LY3076226	Solid tumors	Phase 1
Amgen	Undisclosed	Undisclosed	Phase 1
CytomX	CX-2009	CD166-positive cancers	Preclinical
Takeda	Undisclosed**	GCC-positive cancers	Preclinical

*Non-ADC antibody therapeutic

**Utilizes IGN payload agent

Based on partner communications, we anticipate that an additional product candidate will advance into registration-enabling testing in 2016. We expect that substantially all of our revenue for the foreseeable future will result from payments under our partner arrangements. A description of each of our significant partner agreements are included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and subsequent quarterly and current reports filed with the Securities and Exchange Commission.

ADCs and Our Technology Platform

ADCs represent an increasingly important approach to cancer therapy for both solid tumors and hematological malignancies. In addition to two FDA-approved ADCs, the number of ADCs in development has more than doubled during the last five years to over 50 clinical candidates sponsored by more than 20 companies. Twelve of these candidates integrate ImmunoGen’s technology: our four proprietary programs and eight programs being developed by our partners.

Our ADC platform technology combines advanced chemistry and biochemistry with innovative approaches to antibody engineering to generate novel product candidates designed to offer improved efficacy and/or tolerability for an expanding array of malignancies. Our platform innovation efforts focus primarily on increasing the potency and diversity of our payload agents, enhancing the methods of conjugating these payloads to antibodies, and novel approaches to antibody engineering.

We have developed tubulin-acting maytansinoid payload agents, which include DM1 and DM4. Our maytansinoid technology is utilized in Kadcyla®, mirvetuximab soravtansine, anetumab ravtansine, and all other ADCs in development by us and our partners that entered the clinic prior to 2016. Recent laboratory studies conducted by ImmunoGen and academics indicate that maytansinoid ADCs can promote the maturation and activation of antigen-presenting dendritic cells and help potentiate the effect of immuno-oncology agents. We have entered into a collaboration with Merck to assess mirvetuximab soravtansine in combination with Merck’s Keytruda® in our Phase 1b/2 FORWARD II trial.

We also have developed a new class of DNA-acting payload agents, indolino-benzodiazepines, that we refer to as IGNs. Our new IGNs alkylate DNA without cross-linking it, which we have found to provide important tolerability benefits in preclinical models. Our IMGN779 and IMGN632 product candidates utilize ImmunoGen IGN payload agents, as does Takeda’s new GCC-targeting ADC. IGNs have the potential to markedly expand the opportunity for ADCs by enabling the development of effective, well-tolerated therapies to target antigens not suitable for tubulin-acting approaches (e.g., due to limited antigen density or insensitivity to the mechanism of action).

Other enabling technologies in ImmunoGen’s portfolio include a growing array of stable engineered linkers, which direct the release and activation of the payload agent inside the cancer cell, alternative methods of site-specific and non-site-specific attachment, antibody assessment and screening, and targeting approaches. These are each designed to enable achievement of the optimal ADC design for the antigen target. In addition, we are collaborating with companies such as CytomX to gain access to novel approaches to antibody engineering such as masking technology.

Our Wholly-Owned Compounds

Mirvetuximab Soravtansine — Our Lead Wholly-Owned Product Candidate

Mirvetuximab soravtansine is the first ADC to target FRα. It comprises an FRα-binding antibody, which serves to target the ADC to FRα-expressing cancer cells, and our potent DM4 payload agent to kill the targeted cancer cells. Mirvetuximab soravtansine is a potential treatment for FRα-positive solid tumors including ovarian cancer and has been granted orphan drug status for ovarian cancer in the United States and the European Union, or the EU.

Ovarian Cancer — Need for New Treatment Options

According to the World Health Organization, approximately 240,000 new cases of ovarian cancer are diagnosed globally each year. Ovarian cancer has the most deaths per year among gynecologic cancers with the majority of patients diagnosed at an advanced stage. Standard first-line therapy for ovarian cancer in the United States is a platinum-based regimen, e.g., carboplatin plus a taxane and potentially additional agents.

Once the cancer becomes platinum-resistant, patients may receive a wide array of treatments. Response rates with single-agent therapies (e.g.,PLD, paclitaxel, topotecan) are limited — typically around 15% to 20%, with 3.5 to 4 months median PFS.

Mirvetuximab Soravtansine Initial Clinical Testing

We initiated Phase 1 testing of mirvetuximab soravtansine to identify, among other factors, its safety, tolerability, and maximum tolerated dose, and to provide initial information on its anti-tumor activity. In the dose-finding stage, evidence of activity was seen in patients with FRα-positive, platinum-resistant ovarian cancer. Based on this experience, we opened an expansion cohort to prospectively assess mirvetuximab soravtansine, dosed at 6 mg/kg once every 3 weeks, specifically for the treatment of patients diagnosed with FRα-positive, platinum-resistant ovarian cancer.

To qualify for enrollment, patients needed to have platinum-resistant ovarian cancer treated with up to 5 prior treatment regimens. They also needed to have high, medium, or low FRα expression on their tumor cells, defined as:

FRα expression category	Percent of tumor cells with moderate (2+) or high (3+) FRα expression	Percent of patients with ovarian cancer*
High	at least 75%	40%
Medium	50% to 74%	20%
Low	25% to 49%	20%
Very low	Less than 25%	20%

*Estimate based on our experience with study investigators pre-screening patients with ovarian cancer for FRα expression for potential enrollment in a mirvetuximab soravtansine clinical trial and on published data.

Findings in Patients with FRα-Positive Platinum-Resistant Ovarian Cancer

The data from this 46-patient cohort were presented at the ASCO annual meeting in June 2016. All of the patients enrolled had previously been treated with a platinum agent and with a taxane therapy; approximately two-thirds of the patients had received prior Avastin®. Twenty-three had high, 14 had medium and 9 patients had low FRα expression. Half of the 46 patients had received 1, 2, or 3 prior regimens and half had received 4 or 5 prior regimens.

The findings reported at ASCO include that, for the full 46-patient cohort, mirvetuximab soravtansine demonstrated favorable single-agent activity, with a confirmed ORR of 26% and a median PFS of 4.8 months (95% confidence interval, 3.9 to 5.7 months). The greatest activity was seen among the patients who had high or medium expression of the target and had received up to 3 prior regimens:

Patients	ORR (Confirmed)	Median PFS
All patients enrolled (n=46)	26%	4.8 months (95% CI, 3.9-5.7)
High or medium FRα, received up to 3 prior regimens (n=16)	44%	6.7 months (95% CI, 3.9-11.0)
Low FRα, received 4 to 5 prior regimens (n=30)	17%	4.2 months (95% CI, 2.6-5.5)
Standard single-agents	15% to 20%	3.5 to 4 months

Mirvetuximab soravtansine was generally well tolerated. Incidence and severity of blurred vision was reduced from 55%, mostly Grade 2 in the first 20 patients enrolled, to 39%, mostly Grade 1 (least severe), among the 26 patients enrolled after methods such as use of lubricating eye drops were introduced to manage this side effect. Other side effects reported in more than 20% of patients were diarrhea, fatigue, nausea, vomiting, peripheral neuropathy, increased AST, keratopathy and abdominal pain.

Overall, more than 160 patients with ovarian cancer have received mirvetuximab soravtansine in Phase 1 testing.

We were assessing a once per 4-week dosing schedule against our established once per 3-week dosing schedule to identify if it could reduce the incidence of ocular side effects. The reduction sought was met during our 46-patient cohort, obviating the need for further evaluation of dosing schedules. This enables us to advance mirvetuximab soravtansine into our FORWARD I prospective assessment for the treatment of patients with high/medium FRα-positive platinum-resistant ovarian cancer previously treated with up to three prior regimens. To derive the greatest value from this trial, it will be comparative to single-agent standard of care and designed to support full marketing approval if successful.

FORWARD I — Single-Agent Therapy for Platinum-Resistant Disease

Our FORWARD I pivotal trial will assess mirvetuximab soravtansine as single-agent therapy for patients with platinum-resistant ovarian cancer who previously received up to three treatment regimens for whom single-

agent therapy is appropriate. To be eligible for enrollment, a patient’s ovarian cancer must also have high or medium FRα expression, which we expect to identify using a companion diagnostic in development. We estimate that 5,000 to 7,000 patients per year in the United States meet these criteria, with a comparable number in Europe.

The planned trial design includes: (i) randomization of patients 2:1 to mirvetuximab soravtansine or physician’s choice, which will include PLD, topotecan, or weekly paclitaxel; (ii) PFS as the primary endpoint of the trial; (iii) powering the trial to enable separate assessment of the primary endpoint in the full study population and in the subset with high FRα expression; and (iv) inclusion of an interim analysis for futility. With these parameters, FORWARD I is expected to include at least 300 patients.

Prior to initiating this pivotal trial, we plan to meet with the U.S. Food and Drug Administration, or FDA, to discuss our plans. We expect to meet with the FDA early in the third quarter of 2016 and to begin this pivotal trial in the fourth quarter of 2016. We currently anticipate having data from FORWARD I in 2019.

FORWARD II — Combination Therapy for Expanded Patient Population

Cancer is often treated with combination regimens to enable more patients to derive greater benefit, including patients with less heavily pretreated disease. Our FORWARD II Phase 1b/2 trial assesses mirvetuximab soravtansine in separate combinations with each of PLD, Avastin®, and carboplatin, and is expected to begin evaluation with Merck’s Keytruda® later this year. To qualify for enrollment in FORWARD II, patients must have at least low FRα expression on their tumor cells. Patients with platinum-sensitive disease will be eligible for treatment with a combination of mirvetuximab soravtansine and carboplatin.

We expect to begin reporting clinical findings from FORWARD II in the second quarter of 2017.

Commercialization

We intend to market mirvetuximab soravtansine ourselves in the United States and in Europe and to partner it in other geographies. Expanding into earlier lines of treatment through use in combination regimens could significantly expand the opportunity.

IMGN779 and IMGN632 — First-in-Class ADCs for AML

Our CD33-targeting IMGN779 product candidate for AML is the first ADC to use one of our IGN payload agents that alkylate DNA without crosslinking it.

In preclinical studies, ImmunoGen scientists found important differences in tolerability between our DNA-alkylating IGN payloads and DNA cross-linkers, including the avoidance of prolonged toxicity.

We advanced IMGN779 into Phase 1 clinical testing for AML in April 2016 and expect to report the first clinical data with the agent in 2017. The IMGN779 Phase 1 trial will assess two schedules (weekly and biweekly administration) in the dose-finding stage and then utilize the selected dose and schedule in the planned expansion cohorts: (i) assessment in patients with AML in first relapse, and (ii) assessment in patients with relapsed/refractory AML.

The first disclosure of IMGN632, our CD123-targeting ADC, was at the European Hematology Meeting (EHA) in June 2016. This potential new therapy for AML and certain other hematologic malignancies utilizes a new ImmunoGen IGN payload and engineered linker as well as a novel antibody. It is currently in preclinical testing.

IMGN529 and Coltuximab Ravtansine — Novel ADCs for B-Cell Malignancies

Our CD37-targeting ADC, IMGN529, has demonstrated single-agent activity in relapsed/refractory DLBCL in Phase 1 testing and striking synergy with rituximab in preclinical testing. IMGN529 is now in Phase 2 clinical testing in combination with rituximab. This novel ADC has orphan drug status for DLBCL in the United States.

Our CD19-targeting ADC, coltuximab ravtansine, has demonstrated single-agent, proof-of-concept activity in Phase 2 clinical testing. We believe this product candidate is best positioned to be advanced in a combination regimen.

Companion Diagnostics

For some of our product candidates, including mirvetuximab soravtansine and IMGN779, we are working with or plan to work with collaborators to develop or obtain access to in vitro companion diagnostic tests to identify appropriate patients for these targeted therapies.

In vitro diagnostic, or IVD, tests are regulated by the FDA as medical devices. The FDA issued a final guidance document in August 2014,that is intended to assist companies developing a therapeutic product for which the use of an IVD test provides information that is essential for the safe and effective use of the corresponding therapeutic product and companies developing those IVD tests. Such tests, where the test results are essential rather than just helpful, were designated IVD companion diagnostic devices.

The FDA indicated that it will apply a risk-based approach to determine the regulatory pathway for IVD companion diagnostic devices, as it does with all medical devices. This means that the regulatory pathway will depend on the level of risk to patients, based on the intended use of the IVD companion diagnostic device and the controls necessary to provide a reasonable assurance of safety and effectiveness. The two primary types of marketing pathways for medical devices are clearance of a premarket notification under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or 510(k), and approval of a premarket approval application, or PMA. We expect that any IVD companion diagnostic device developed for use with our drug candidates will utilize the PMA pathway and that a clinical trial performed under an investigational device exemption, or IDE, will have to be completed before the PMA may be submitted.

The FDA expects that the therapeutic sponsor will address the need for an IVD companion diagnostic device in its therapeutic product development plan and that, in most cases, the therapeutic product and its corresponding IVD companion diagnostic device will be developed contemporaneously. If the companion diagnostic test will be used to make critical treatment decisions such as patient selection, treatment assignment, or treatment arm, it will likely be considered a significant risk device for which a clinical trial will be required.

The sponsor of the IVD companion diagnostic device will be required to comply with the FDA’s IDE requirements that apply to clinical trials of significant risk devices. If the diagnostic test and the therapeutic drug are studied together to support their respective approvals, the clinical trial must meet both the IDE and IND requirements.

PMAs must be supported by valid scientific evidence, which typically requires extensive data, including technical, preclinical, clinical and manufacturing data, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device. For diagnostic tests, a PMA typically includes data regarding analytical and clinical validation studies. As part of its review of the PMA, the FDA will conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the Quality System Regulation, or QSR, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures. FDA review of an initial PMA may require several years to complete.

If the FDA evaluations of both the PMA and the manufacturing facilities are favorable, the FDA will either issue an approval order or an approvable letter, which usually contains a number of conditions that must be met in order to secure the final approval of the PMA. If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will send the applicant a not approvable letter or an order denying approval. A not approvable letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the PMA approvable. The FDA may also determine that additional clinical trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and then the data submitted in an amendment to the PMA. Once granted, PMA approval may be withdrawn by the FDA if compliance with post approval requirements, conditions of approval or other regulatory standards is not maintained or problems are identified following initial marketing.

After approval, the use of an IVD companion diagnostic device with a therapeutic product will be stipulated in the instructions for use in the labeling of both the diagnostic device and the corresponding therapeutic product.

After a diagnostic test is cleared through the 510(k) process or approved through the PMA process and is placed on the market, many of the same regulatory requirements that apply to approved drugs will also apply to the diagnostic tests.

Incidence of Relevant Cancers

Cancer remains a leading cause of death worldwide, and is the second leading cause of death in the United States. The American Cancer Society, or ACS, estimates that in 2016 approximately 1,685,210 new cases of cancer will be diagnosed in the United States and that approximately 600,000 people will die from the disease. The total number of people living with cancer significantly exceeds the number of patients diagnosed with cancer in a given year as patients can live with cancer for a year or longer. Additionally, the potential market for anticancer drugs exceeds the number of patients treated as many types of cancer typically are treated with multiple compounds at the same time and because patients often receive a number of drug regimens sequentially.

Below is information about incidence of cancers we are seeking to treat with our wholly-owned compounds. In our clinical testing, we will define treatment subgroups of patients for the cancer types referenced.

•                  Mirvetuximab soravtansine. Our mirvetuximab soravtansine compound is a potential treatment for ovarian cancer and potentially other cancers that highly express its target, FRα. Based on published sources, we believe approximately 23,000 new cases of ovarian cancer will be diagnosed in the United States in 2016.

•                  IMGN779 and IMGN632. Our IMGN779 and IMGN632 compounds are each a potential treatment for AML. Based on ACS estimates, we believe approximately 20,000 new cases of AML will be diagnosed in the U.S. in 2016.

•                  IMGN529 and coltuximab ravtansine. Our IMGN529 compound and our coltuximab ravtansine compound are potential treatments for a type of non-Hodgkin lymphoma, or NHL, called DLBCL. Based on ACS estimates, we believe approximately 73,000 new cases of NHL will be diagnosed in the U.S. in 2016.

Special Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•                                          our and our collaborators’ expectations regarding clinical trials, development timelines, regulatory filings and market potential for our and our collaborators’ product candidates and other drug candidates in research or under development by us and our collaborators;

•                                          the safety and efficacy of our and our collaborators’ product candidates;

•                                          the progress, timing and results of clinical trials and research and development efforts involving our and our collaborators’ product candidates;

•                                          the submission of applications for and receipt of regulatory clearances and approvals;

•                                          our and our collaborators’ plans to conduct future clinical trials or research and development efforts;

•                                          our expectations regarding the incidences of various diseases;

•                                          our expectations regarding our operating and capital requirements;

•                                          our expectation of the amount and timing of future revenues, potential development, clinical and regulatory milestones, expenses, dividends, investments and other items affecting the results of our operations; and

•                                          our expected uses of the net proceeds from the proposed offering.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, but are not limited to, risks and uncertainties regarding our preclinical studies, our ability to conduct clinical trials of our product candidates and the results of such trials, as well as risks and uncertainties relating to litigation, government regulation and third-party reimbursement, economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on our collaborators and their ability to develop ADCs utilizing our technology and other factors. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks and uncertainties in greater detail under the heading “Risk factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015, as filed with the SEC on August 27, 2015, and in our other filings with the SEC. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Item 9.01                                           Financial Statements and Exhibits

(d) Exhibits.

99.1                        Press Release of ImmunoGen, Inc., dated June 13, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 13, 2016	ImmunoGen, Inc.

	By:	/s/ David B. Johnston
	Name:	David B. Johnston
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of ImmunoGen, Inc., dated June 13, 2016.